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                                                                     EXHIBIT 4.2

                            PROASSURANCE CORPORATION
                              STOCK OWNERSHIP PLAN

                                 ENROLLMENT FORM

Name of Employee: ______________________________________________________________

Name of Employer: ______________________________________________________________

Participation Period Beginning: ________________________________________________

         The undersigned, being the employee named above (the "Employee"), desires to participate in the ProAssurance Corporation Stock Ownership Plan (the "Plan"), and subject to acceptance of this Enrollment Form by ProAssurance Corporation (the "Company") as the Plan Administrator, hereby agrees to participate in the Plan under the terms and conditions set forth in the Plan. All capitalized terms used in this Enrollment Form shall have the same meaning attributable to them under the Plan.

         1. PARTICIPATION. The Employee hereby elects to participate in the Plan during the Participation Period set forth above (the "Participation Period") as follows:

         [ ]      PAYROLL CASH DEPOSIT - $______________ PER PAYROLL PERIOD.

                  By making a Cash Deposit in the above amount from each of the regularly scheduled compensation payments made to the Employee during the Participation Period. The Employee hereby authorizes the Company to withhold such installments from his compensation in accordance with the Plan. THIS ELECTION WILL REMAIN IN EFFECT FOR FUTURE PARTICIPATION PERIODS UNLESS CANCELLED OR MODIFIED.

         [ ]      LUMP SUM CASH DEPOSIT - $_____________.

                  By making a lump sum Cash Deposit with the Company in good funds in the above amount no later than January 31 in the current calendar year. The Lump Sum Cash Deposit may be made only during January each year.

         [ ]      SHARE DEPOSIT - ___________ SHARES.

                  By depositing the above number of shares of Common Stock, all of which shall be delivered to the Company no later than January 31 in the current calendar year endorsed in blank and free and clear of all liens, claims and encumbrances. The Share Deposit may be made only during January each year.

The Employee understands and agrees that all funds withheld by or delivered to the Company as herein contemplated shall be delivered by the Company to the Agent for the purchase of Common Stock pursuant to the Plan; that the Common Stock purchased with Cash Deposits or

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delivered as a Share Deposit ("Participant Shares") will be held in a separate account maintained for each Employee by the Agent under the Plan; and that the withdrawal of Participant Shares from the Plan may result in the forfeiture of unvested Grant Shares (herein defined).

         2. GRANT FROM THE COMPANY. Within thirty (30) days after the end of each Participation Period, the Company will fund a grant to the Employee under the Plan by depositing an amount based on the total deposits made by the Employee during the Participation Period (to include any Cash Deposits and any Share Deposits made during the Participation Period) determined as follows: (a) the Company will deposit an amount equal to 100% of the first $2,000 of the sum of the Payroll Cash Deposits, Lump Sum Cash Deposits, and the Value of Share Deposits made during the calendar year, and (b) the Company will deposit an amount equal to 50% of the next $8,000 of the sum of the Payroll Cash Deposits, Lump Sum Cash Deposits, and the Value of Share Deposits made during the calendar year. The Employee understands and agrees that the Grant Proceeds will be deposited with the Agent for the purchase of Common Stock for the account of the Employee under the terms and conditions of the Plan; that the Common Stock purchased with Grant Proceeds ("Grant Shares") will be held for the account of the Company in a commingled account with Agent until they are vested; that the Grant Shares will not vest unless the Employee remains in the employ of the Company or a Participating Employer for three years (or upon the occurrence of certain events defined in the Plan, including the death, disability or retirement of Employee, or a Change of Control of the Company); and that upon vesting, the Grant Shares will be transferred to Employee's account and the value of the Grant Shares will be reported to the Internal Revenue Service as the Employee's income in the year of vesting.

         3. BINDING EFFECT OF THE PLAN. In consideration of the Grant to be made by the Company, Employee hereby agrees to be bound by the terms and provisions of the Plan, all of which shall be binding upon the Employee and his representatives, heirs, successors and assigns. This Enrollment Form and the Plan set forth the entire agreement of the Employee and the Company with respect to the Employee's participation in the Plan. In the event that the terms and provisions of the Plan shall be in conflict with the terms of this Enrollment Form, the terms and provisions of the Plan shall govern.

         4. INVESTMENT ACCOUNT. Employee understands and agrees that Employee will be required to establish one or more investment brokerage accounts with the Agent as a condition to participating in the Plan. Employee agrees to complete, execute and deliver such forms and information as Agent may require to establish Employee's account(s) under the Plan. Employee shall not be responsible for the cost of the account(s) maintained under the Plan. Employee authorizes Agent to provide the Company and its representatives information regarding Employee's account in connection with the administration of the Plan. All funds and Common Stock held in accounts with Agent shall be subject to the terms and conditions of the Plan.

         5. ADDITIONAL INFORMATION. Employee acknowledges that the Company has provided the Employee the opportunity to obtain information regarding the Plan and the Common Stock and that the Company has made its representatives available to answer Employee's questions regarding the Plan.

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         IN WITNESS WHEREOF, the undersigned Employee has duly executed this
Enrollment Form as of the date indicated below.

Date:  ___________________                EMPLOYEE:

                                          _____________________________________
                                          (Name)

                                          _____________________________________
                                          (Address)

                                          _____________________________________

                                          _____________________________________
                                          U. S. Tax
                                          Identification (Social Security)
                                          Number

         The Company hereby accepts this Enrollment Form and agrees to be bound by the terms and conditions of the Plan with respect to the participation of the Employee in the Plan as herein contemplated.

                                          PROASSURANCE CORPORATION

                                          By: __________________________________
                                                 Its: __________________________